Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of July 8, 2021, is entered into by and among RadQual, LLC, an Idaho limited liability company (“Company”), International Isotopes Inc., a Texas corporation (“Buyer”), and each of the Persons listed as “Sellers” on Schedule 2.1 attached hereto (each, individually a “Seller” and collectively, the “Sellers”). All of the foregoing Persons executing this Agreement are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.              Buyer owns 21.5 Class A Units (as defined in the Operating Agreement) of the Company, representing 24.5714% of the issued and outstanding Membership Units of the Company.

B.              Sellers collectively own 66 Class A Units of the Company, representing 75.4286% of the issued and outstanding Membership Units of the Company.

C.              Buyer desires to acquire all of the Membership Units held by Sellers, in exchange for shares of Buyer’s common stock, par value $0.01 per share (“INIS Common Stock”),

D.              Upon Closing, the Company will be a wholly owned subsidiary of Buyer.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1.          Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this ARTICLE 1:

“Agreement” has the meaning set forth in the Preamble.

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Business” means the business of the Company as historically and currently operated.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Documents” has the meaning set forth in Section 5.1.

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“Buyer Indemnitee” or “Buyer Indemnitees” have the meaning set forth in Section 7.2(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.3.

“Company” has the meaning set forth in the Preamble.

“Company Documents” has the meaning set forth in Section 4.2.

“Financial Statements” has the meaning set forth in Section 4.5.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” means any domestic or foreign government or political branch, department or subdivision thereof, whether on a federal, local, provincial, state or territorial level and whether administrative, executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department, tribunal or other instrumentality thereof.

“Indemnified Person” has the meaning set forth in Section 7.3(a).

“Indemnifying Person” has the meaning set forth in Section 7.3.

“INIS Common Stock” has the meaning set forth in the Recitals.

“INIS Shares” has the meaning set forth in Section 2.2.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Authority.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or

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agreement, transfer restriction under any member, shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Loss” or “Losses” have the meaning set forth in Section 7.2(a).

“Knowledge” means, with regard to the Person making a representation, a subject standard that the person or entity making the representation has made such representation based on their actual knowledge after reasonable inquiry, and when such standard applies to the Company, such person with such Knowledge shall be Steve Laflin.

“Material Adverse Effect” means any event, change or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets, or results of operations of the Company.

“Membership Units” means the Class A Units and Class B Units (each as defined in the Operating Agreement) of the Company and includes the Target Units.

“Operating Agreement” has the meaning set forth in Section 4.15.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by the Company, through the Closing Date consistent with past practice.

“Party” or “Parties” have the meaning set forth in the Preamble.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Purchase Price” has the meaning set forth in Section 2.2.

“Questionnaire” has the meaning set forth in Section 3.4(a).

“Securities Act” means the Securities Act of 1933, and the regulations and rules promulgated thereunder, as the same may be amended, modified, restated and/or supplemented, and any succeeding legislation, regulations and rules thereto.

“Seller” or “Sellers” have the meaning set forth in the Preamble.

“Seller Documents” has the meaning set forth in Section 3.1.

“Target Units” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any

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kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee Liability, operation of Law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration or collection of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

“Third-Party Claim” has the meaning set forth in Section 7.3.

ARTICLE 2
PURCHASE AND SALE OF TARGET UNITS

2.1.          Purchase and Sale. According to the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase, acquire and accept from the Sellers the Membership Units in the Company set forth opposite each Seller’s name on Schedule 2.1 (collectively the “Target Units”), and each Seller shall sell, transfer, assign, convey and deliver to Buyer all of such Seller’s right to, and title and interest in, the Target Units, free and clear of any Lien or Liability.

2.2.          Consideration. Subject to the terms and conditions hereof, in consideration of the transfer of the Target Units to Buyer, Buyer shall issue to each Seller that number of shares of INIS Common Stock set forth opposite such Seller’s name on Schedule 2.1 (collectively, the “INIS Shares”), resulting in an aggregate purchase price for the Target Units, based on a share price for INIS Common Stock of $0.11 per share (determined by the average trading price of the INIS Common Stock on the OTC Markets during the sixty (60) trading day period immediately prior to June 2, 2021), of $4,419,385.96 (the “Purchase Price”).

2.3.          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date first set forth above (the “Closing Date”), at a time and at a location mutually agreed upon by Buyer and Sellers.

2.4.          Closing Deliverables. At the Closing, (i) each Seller shall deliver to Buyer an instrument of assignment effecting the transfer of that portion of the Target Units held by such Seller to Buyer and a completed Questionnaire, and (ii) Buyer shall deliver to each Seller a certificate or certificates representing the INIS Shares being issued to such Seller in exchange for the Target Units.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

 Each Seller, severally and not jointly, hereby represents and warrants that the statements in this ARTICLE 3 are true, correct, and complete as of the date of this Agreement with regard to such Seller.

3.1.          Authorization of Agreement. Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Seller Documents.

3.2.          No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Target Units.

3.3.          Title to Target Units. Seller owns and has good title to each of his, her or its Target Units, free and clear of any restrictions on transfer (except as provided in and waived pursuant to the Operating Agreement), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller represents that he, she, or it is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement and the Operating Agreement) that could require Seller to sell, transfer, or otherwise dispose of the Target Units, and other than the Operating Agreement, the Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Target Units.

3.4.          Restricted Securities.

(a)                   Seller is an “Accredited Investor” as defined in Regulation D promulgated under the Securities Act. All of the information provided by Seller in response to the Accredited Investor Questionnaire provided by the Company (the “Questionnaire”) is true and correct.

(b)                  The INIS Shares are being acquired for Seller’s own account for investment, with no intention of distributing or selling any portion of the INIS Shares within the meaning of the Securities Act and will not be transferred by Seller in violation of the Securities Act or the then applicable rules or regulations under the Securities Act. No one other than Seller has any interest in or any right to acquire the INIS Shares subject to this Agreement. Seller understands and acknowledges that Buyer will have no obligation to recognize the ownership, beneficial or otherwise, of the INIS Shares subject to this Agreement by anyone but Seller.

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(c)             Seller’s financial condition is such that Seller is able to bear the risk of holding the INIS Shares for an indefinite period of time and the risk of loss of Seller’s entire investment in Buyer.

(d)            Seller has performed its own due diligence investigation with respect to the acquisition of the INIS Shares to the extent Seller deemed necessary or desirable. In connection with such investigation, to Seller’s knowledge, Buyer has provided Seller with such assistance as it has requested, and has made available all additional information that Seller has requested in connection with the INIS Shares and the transactions contemplated hereby. Seller has been afforded an opportunity to ask questions of and receive answers from Buyer concerning the terms and conditions of this Agreement and the acquisition of the INIS Shares, and the opportunity to obtain any additional information (to the extent Buyer has such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of information otherwise furnished by Buyer.

(e)             Seller has received, has read, understands and is familiar with this Agreement. No representations or warranties have been made to Seller by Buyer or any shareholder, officer, director, employee, agent or representative of Buyer, other than as set forth in this Agreement.

(f)             Seller is a sophisticated investor with extensive experience in making investments in securities similar to the INIS Shares. Seller acknowledges that the investment in the INIS Shares is speculative and involves a high degree of risk of loss of the entire investment in Buyer. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of acquisition of the INIS Shares and of making an informed investment decision with respect thereto.

(g)            Seller’s rights to transfer the INIS Shares are restricted by the Securities Act, and applicable state securities laws. The INIS Shares have not been registered pursuant to the Securities Act or any state securities act in reliance on an exemption for private offerings.

(h)                  Seller understands that the INIS Shares may bear any one or more of the following legends: (a) any legend required by the securities laws of any state to the extent such laws are applicable to the INIS Common Stock represented by the certificate so legended; and (b) the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

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3.5.          Brokers. The Seller has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees or similar compensation or transaction-based payments in connection with the transactions contemplated by this Agreement.

3.6.          Legal Proceedings. There are no Legal Proceedings pending, or to the Knowledge of Seller, threatened before any court, administrative agency or other Governmental Authority against any Seller which questions the validity of this Agreement, or the right of any Seller to enter into this Agreement, or to consummate the transactions contemplated by this Agreement. No Seller is a party or subject to, and none of his, her or its assets are bound by, the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority or instrumentality which would reasonably be expected to have a material adverse effect on Seller’s ability to carry out its obligations under this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Sellers and the Company, severally and not jointly, hereby represent and warrant that the following statements in this ARTICLE 4 are true, correct, and complete as of the date of this Agreement.

4.1.          Organization and Good Standing. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Idaho, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under this Agreement. The Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the lack of such qualification would not have a Material Adverse Effect.

4.2.          Authorization of Agreement. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and to consummate the transactions contemplated by the Company Documents. The execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the transactions contemplated thereby have been duly authorized and approved by all requisite company action on the part of the Company.

4.3.          No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which the Company is subject or any provision of the Company’s governing documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which he, she, or it is bound or to which any

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of his, her, or its assets is subject, or (iii) result in the imposition or creation of a Lien upon or with respect to the Company’s assets.

4.4.          Capitalization. The Membership Units set forth on Schedule 4.4 are all of the issued and outstanding membership interests in the Company. All of the issued and outstanding Membership Units have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Persons set forth on Schedule 4.4. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any membership interest or other equity in the Company except as set forth in the Operating Agreement. There are no outstanding or authorized equity appreciation, profits interest, profit participation, or similar rights with respect to the Company.

4.5.          Financial Statements. The Company has delivered to Buyer copies of its financial records for 2019, 2020, and year-to-date 2021 (such financial records are referred to herein as the “Financial Statements”). The Financial Statements (i) are complete, correct and true in all material respects, (ii) have been prepared in accordance with GAAP, consistently applied through the periods covered thereby, subject to (A) the absence of footnotes and schedules that may be required by GAAP, and (B) normal year-end adjustments, and (iii) are in accordance with the Company’s books and records, which books and records are complete, correct and true in all respects and have been maintained in a manner consistent with historical practices.

4.6.          Undisclosed Liabilities. The Company has no Liabilities, except (a) those which are adequately reflected or reserved against in the balance sheet of the Company as of December 31, 2020 (the “Balance Sheet Date”), and (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

4.7.          Absence of Certain Developments. Since August 3, 2017, the Company has conducted the Business only in the Ordinary Course of Business and there have not been any events, changes, occurrences or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4.8.          Taxes.

(a)                   All Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are materially true, complete and correct; and (ii) all Taxes shown as due on such Tax Returns have been fully and timely paid.

(b)                  There are no audits or investigations of the Company by any Taxing Authority in progress, nor has the Company received any notice from any Taxing Authority that it intends to conduct such an audit or investigation, nor has the Company waived or requested to be waived any statutes of limitations related to Taxes.

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(c)                   The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws.

4.9.          Real Property. The Company does not own any real property.

4.10.       Subsidiaries. Except for the Company’s fifty percent (50%) membership interest in TI Services, LLC, an Ohio limited liability company, the Company does not currently own or control, directly or indirectly, any interest in any limited liability company, corporation, partnership, trust, joint venture, association or other business entity.

4.11.       Legal Proceedings. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company, or to which the Company is otherwise a party.

4.12.       Company Assets. The Company owns its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the Ordinary Course of Business and which do not affect material properties and assets of the Company (excluding the positron emission tomography (PET) unit purchased by the Company). With respect to the property and assets it leases, the Company is in material compliance with each such lease.

4.13.       Contracts. Each material contract to which the Company is a party is in full force and effect and is the legal, valid and binding obligation of the Company and each party thereto. Neither the Company nor any other party to any such contract is in breach of or default thereunder.

4.14.       Intellectual Property. The Company exclusively owns, and possesses exclusive unrestricted legal rights to dispose of, license, sell and use, and has the right to bring actions for the infringement of all business names, trademarks, service marks, brand names, copyrights, and patents used in the Business. Schedule 4.14 contains a complete, true and correct list of the patents and trademarks owned by the Company. The Company has not received any written communications alleging that the Company has violated or, by conducting its business, would violate any of the intellectual property rights of any other Person.

4.15.       Operating Agreement. Schedule 4.15 contains a complete and accurate copy of the Second Amended and Restated Operating Agreement of the Company dated December 5, 2017 (the “Operating Agreement”). The Operating Agreement remains in full force and effect and has not been amended or otherwise altered.

4.16.       Disclosure. No representation or warranty of Sellers or the Company in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers and the Company, as follows:

5.1.          Authorization of Agreement. Buyer has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the transactions contemplated by this Agreement (the “Buyer Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Buyer Documents. The execution, delivery and performance of this Agreement and each of the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite company action on the part of Buyer.

5.2.          Valid Issuance of Shares. The INIS Shares, when issued and delivered in accordance with the terms of this Agreement in exchange for the Target Units, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than applicable state and federal securities laws and liens or encumbrances created by or imposed by a Seller. The INIS Shares will be issued in compliance with all applicable federal and state securities laws.

5.3.          Investment. Buyer is not acquiring the Target Units with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

5.4.          Brokers. Buyer has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees or similar compensation or transaction-based payments in connection with the transactions contemplated by this Agreement.

ARTICLE 6
TAX MATTERS

6.1.          Tax Periods Ending on or before Closing Date. Buyer shall cause Company to prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date on a basis consistent with the Company’s historic practice. To the extent provided by applicable Law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Sellers for such periods.

6.2.          Cooperation on Tax Matters. Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent

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notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Sellers, as the case may be, shall allow the other Party to take possession of such books and records. Buyer shall have the right to cause the Company to make a Section 754 election.

6.3.          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees incurred in connection with this Agreement shall be paid by each Seller when due, and the party required by applicable Law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees; provided, however, this Section 6.3 does not apply to any federal, state or local income tax or any Tax imposed as a result of the business operations of the Company.

ARTICLE 7
INDEMNIFICATION

7.1.          Survival of Representations and Warranties. The representations and warranties contained in ARTICLE 3 and ARTICLE 4 shall survive the Closing Date for a period of ten (10) years.

7.2.          Indemnification.

(a)                   By Sellers. Each Seller, severally and not jointly, hereby agrees to indemnify and hold Buyer and/or its officers, managers, members, employees, affiliates and/or agents (each a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”), harmless from and against, and pay to the Buyer Indemnitees the amount of, any and all losses, Liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from any misrepresentations or breach of any representations or warranties made in this Agreement by such Seller contained in ARTICLE 3 or ARTICLE 4 or the breach of any covenant or agreement of Buyer contained in this Agreement; provided, however, that each Seller shall only be liable for any indemnification obligation pursuant to this ARTICLE 7 in an amount equal to such Seller’s pro rata share of the Purchase Price.

(b)                  By Buyer. Buyer hereby agrees to indemnify and hold Sellers harmless from and against, and pay to Sellers the amount of, any and all Losses incurred by a Seller attributable to or resulting from any misrepresentations or breach of any warranties made in ARTICLE 5 of this Agreement or the breach of any covenant or agreement of Buyer contained in this Agreement.

7.3.          Notice and Defense of Third-Party Claims. The duties, Liabilities and obligations of Sellers or Buyer with an indemnification obligation under this Agreement (as

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applicable, an “Indemnifying Person”) with respect to Losses resulting from the assertion of Liability by third parties, including any assertion by a Governmental Authority or commencement of a Legal Proceeding which may lead to such an assertion (each, a “Third-Party Claim”), will be subject to the following provisions:

(a)                   The Sellers or Buyer to whom the indemnification obligation is owed (as applicable, an “Indemnified Person”) promptly will give written notice to the Indemnifying Person of any Third-Party Claim that might give rise to any Loss by the Indemnified Person, stating the basis and nature of such Third-Party Claim in reasonable detail, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Person in notifying any Indemnifying Person will relieve the Indemnifying Person from any duty, Liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Person thereby is prejudiced by the delay. Such written notice will be accompanied by copies of all relevant documentation with respect to such Third-Party Claim, including any complaint, summons or other pleading that may have been served, any written demand or any other document or instrument.

(b)                  If Buyer is the Indemnifying Person, it will have the right to assume the defense of any Third-Party Claim at its own expense and by its own counsel, which counsel will be reasonably satisfactory to the Indemnified Person. If Buyer exercises its right to assume the defense of a Third-Party Claim pursuant to the provisions contained in this Section 7.3, (i) Buyer will not be responsible for any legal or other defense costs, expenses and fees subsequently incurred by the Indemnified Person in connection with the defense thereof, (ii) the Indemnified Person will be entitled to participate in such defense with its own counsel at its own expense and (iii) Buyer will not make any settlement of any claims without the prior written consent of the Indemnified Person, which consent will not be unreasonably conditioned, delayed or withheld, unless such settlement (A) fully releases the Indemnified Person and (B) involves only the payment of monetary damages for which the Indemnified Person would be entitled to indemnification under this ARTICLE 7 for the full amount of such Losses.

7.4.          Exclusive Remedy. Buyer and Sellers acknowledge and agree that the indemnification provisions in this ARTICLE 7 shall be the exclusive remedy of Buyer and Sellers with respect to the sale and purchase of the Target Units and the transactions contemplated by this Agreement.

ARTICLE 8
MISCELLANEOUS

8.1.          Manager Resignation. Effective immediately upon Closing, Chris Grosso hereby resigns as a manager of the Company.

8.2.          Legal Matters. Except as otherwise agreed in writing, Buyer has retained Perkins Coie LLP as legal counsel in connection with the management and operation of Buyer. Perkins Coie LLP is not representing and will not represent Seller or any other shareholder of Buyer in connection with the acquisition of the INIS Common Stock, the management and operation of Buyer or any dispute that may arise between any shareholder, on the one hand, and

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Buyer, on the other hand (each, a “Buyer Legal Matter”). Seller will, if it wishes counsel on a Buyer Legal Matter, retain its own independent counsel with respect thereto.

8.3.          Expenses. Except as otherwise provided in this Agreement, Sellers and Buyer shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement.

8.4.          Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of Idaho applicable to contracts made and performed in such State. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

8.5.          Notices. All notices hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this 8.5):

If to Buyer at:	4137 Commerce Circle
Idaho Falls, ID 83401
Attn: Steve Laflin
slaflin@intisoid.com

If to Sellers at the address of the applicable Seller set forth on Schedule 2.1.

8.6.          Severability; Headings. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7.          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any counterpart or other signature hereupon delivered by facsimile, e-mail or other electronic means shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

MEMBERSHIP INTEREST PURCHASE AGREEMENT - 13

8.8.          No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.9.          Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8.10.       Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.11.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Buyer and Sellers and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

8.12.       Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

8.13.       Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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MEMBERSHIP INTEREST PURCHASE AGREEMENT - 14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLERS:

/s/ Chris Grosso
Chris Grosso

/s/ Ralph Richart
Ralph Richart

/s/ Steve Laflin
Steve Laflin

JOHN WILLIAM MCCORMACK TRUST

By:	/s/ John Michael McCormack
Name:	John Michael McCormack
Its:	Trustee

MEAGAN ANNE MCCORMACK TRUST

By:	/s/ Meagan Anne McCormack
Name:	Meagan Anne McCormack
Its:	Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY:

RADQUAL, LLC

By:	/s/ Chris Grosso
Name:	Chris Grosso
Its:	Manager

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

INTERNATIONAL ISOTOPES INC.

By:	/s/ Steve Laflin
Name:	Steve Laflin
Its:	Chief Executive Officer